Exhibit 99.20

October 1, 2009

Symphony Technology Group

2475 Hanover Street

Palo Alto, CA 94304

COMMITMENT LETTER

$50 MILLION SECOND LIEN TERM LOAN FACILITY

Ladies and Gentlemen:

As we, Barclays Structured Principal Investing Fund, L.P. (together with its affiliates “BSPI”; each such entity referred to as a “Lender” and severally, the “Lenders” or “we” or “us”), understand, Symphony Technology Group (the “Sponsor” or “you”) has formed an acquisition entity (“Newco”) in order to acquire (the “Acquisition”) MSC.Software Corporation (the “Company”). The Acquisition is to be accomplished by means of the merger of a wholly-owned subsidiary of Newco with and into Company, with Company as the survivor of such merger. The Lenders further understand that Sponsor is desirous of obtaining financing for Company in order to (a) finance a portion of the consideration payable in connection with the consummation of the Acquisition, (b) refinance certain of Company’s existing indebtedness, (c) finance general corporate purposes of Company (including permitted acquisitions (“Permitted Acquisitions”; such term to be defined in a mutually agreeable manner in the final loan documentation for the Facility (as hereinafter defined)), and (d) pay fees and expenses associated with the transactions contemplated hereby (collectively, the “Transaction”). You have informed us that the sources and uses (the “Sources and Uses”) for the debt and equity financing of the Transaction are as set forth on Annex A hereto.

The Lenders are pleased to provide you with this commitment letter (together with Exhibit A, the “Commitment Letter”), and the term sheet attached hereto (together with the annexes thereto, the “Term Sheet”), which establish the terms and conditions under which we commit to provide to Company a $50,000,000 second lien term loan facility (together with the warrants described in the Term Sheet, the “Facility”). The parties acknowledge that the Term Sheet and this Commitment Letter (a) summarize all of the substantive conditions precedent to the Facility, and (b) summarize all of the substantive covenants, representations, and events of default but do not purport to summarize the other provisions that will be in the definitive legal documentation. The parties agree that such covenants, representations, warranties and other provisions (to the extent not already addressed in the Term Sheet or this Commitment Letter) will be customary for transactions of this type or otherwise acceptable to Sponsor and BSPI.

Symphony Technology Group

October 1, 2009

Expenses and Indemnification

You agree (a) to pay or reimburse, all reasonable, out-of-pocket fees, costs, and expenses (including, without limitation, reasonable fees and disbursements of counsel, reasonable consultant costs and expenses, filing and recording fees, and costs and expenses associated with due diligence, travel, appraisals, valuations, and audits) (the “Expenses”) incurred by or on behalf of BSPI in connection with (i) the preparation, negotiation, execution, and delivery of this Commitment Letter, the Term Sheet, and any and all documentation for the Facility, and (ii) the enforcement of any of the Lenders’ rights and remedies under this Commitment Letter in each case irrespective of whether the Transaction is consummated, and (b) to indemnify, defend, and hold harmless the Lenders, each of their affiliates, and each of their respective officers, directors, employees, agents, advisors, attorneys, and representatives (each, an “Indemnified Person”) as set forth on Exhibit A hereto. We agree to provide telephonic updates as to the estimated accrued amount of Expenses from time to time at the request of Sponsor.

BSPI and Sponsor hereby agree that (a) the letter agreements, dated as of September 12, 2009 and September 15, 2009, by and between Barclays Structured Principal Investing LLC and Sponsor relating to expense reimbursement are each hereby terminated; and (b) the reimbursement of all out-of-pocket fees, costs, and expenses (including, without limitation, reasonable fees and disbursements of counsel, reasonable consultant costs and expenses, filing and recording fees, and costs and expenses associated with due diligence, travel, appraisals, valuations, and audits) incurred by, or on behalf BSPI, prior to, or, or after the date hereof shall be governed by the terms of this Commitment Letter.

Fees

You agree to pay or cause Company to pay the fees set forth on Annex A-I, in immediately available funds, as and when indicated therein. BSPI’s commitment to provide the Facility is conditioned upon payment of such fees and the fees set forth on Annex A-II.

All fees payable hereunder will be payable in U.S. dollars in immediately available funds to BSPI for its own account, or as directed by it, free and clear of and without deduction for any and all present or future applicable taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (with appropriate gross-up for withholding taxes) and will not be subject to reduction by way of setoff or counterclaim. Once paid, no fee will be refundable under any circumstances. Your obligation to pay any fee set forth herein or to cause any such fee to be paid shall be joint and several with any other party having such an obligation.

Conditions

The commitment of BSPI to provide the Facility shall be subject to (a) the negotiation, execution and delivery of definitive loan documentation customary for transactions of this type and consistent with the terms and conditions set forth herein and in the Term Sheet, in form and substance reasonably satisfactory to BSPI (the “Loan Documents”), (b) since December 31, 2008, there has not been any Material Adverse Effect (as defined below), as determined by BSPI

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in its reasonable discretion, (c) the absence of any change, in any material respect, to the Sources and Uses, as determined by BSPI in its reasonable discretion (provided, however, that the Sources and Uses may change as contemplated by the conditions in Annex B), and (d) the performance of your obligations set forth herein and in the Term Sheet, and the satisfaction of the conditions set forth herein and in the Term Sheet.

For the purposes hereof, “Material Adverse Effect” means, with respect to the Company, any change, event, occurrence or state of facts that (a) is materially adverse to the financial condition, business, assets, or results of operations of the Company and its Subsidiaries (as defined in (i) the Execution Copy of the Agreement and Plan of Merger, dated July 7, 2009, by and among MSC.Software Corporation, a Delaware corporation, Maximum Holdings Inc., a Delaware corporation, and Maximus Inc., a Delaware corporation, together with (ii) the Company Disclosure Schedule and Annexes A and B to the Disclosure Schedules, each of which was delivered by Shearman & Sterling LLP to Proskauer Rose LLP at 5:00 p.m. (EST) and 6:24 p.m. (EST), respectively, on September 12, 2009, as such Agreement and Plan of Merger was amended by the parties pursuant to that certain Amendment to Agreement and Plan of Merger dated September 28, 2009 and delivered by Shearman & Sterling LLP to Proskauer Rose LLP at 9:03 p.m. (EST) on September 30, 2009 (the “Merger Agreement”)), taken as a whole, or (b) prevents the Company from consummating the Merger (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement, excluding, in the case of clause (a), any effect resulting from (A) changes in the financial or securities markets (including, but not limited to, changes in currency exchange rates and interest rates) or changes in general global, national or regional economic or political conditions, in either case not having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the software industry, (B) changes (including changes of Applicable Law (as defined in the Merger Agreement) or in GAAP (as defined in the Merger Agreement) or regulatory accounting requirements) generally affecting the software industry and not specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the software industry, (C) acts of war, sabotage or terrorism or natural disasters not having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the software industry, (D) the announcement, pendency or consummation of the transactions contemplated by the Merger Agreement (including any loss of, or adverse change in, the relationship of the Company and its Subsidiaries with their respective employees, customers, distributors, partners or suppliers resulting therefrom), (E) any failure by the Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that the causes underlying such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur) or (F) any action taken by the Company or its Subsidiaries at the written request of Parent (as defined in the Merger Agreement) or that is expressly required pursuant to the Merger Agreement in and of itself (it being understood that the manner in which any such action is taken, and the effects of any such action, may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur).

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October 1, 2009

For the purposes hereof, “Projections” means the financial information and projections as BSPI may reasonably request, including a business plan for fiscal year 2009 through fiscal year 2012 on a quarterly basis and a written analysis of the business and prospects of Company and its subsidiaries for such period, all in form and substance reasonably satisfactory to BSPI; it being recognized by BSPI that projections of future events are not to be viewed as facts and actual results may vary significantly from projected results.

Notwithstanding anything in this Commitment Letter, the Term Sheet or any other letter agreement or other undertaking concerning the Facility to the contrary, (i) the only representations and warranties relating to the Company and its subsidiaries and their businesses, the accuracy of which shall be a condition to the availability of the Facility on the Closing Date shall be (A) such of the representations and warranties made by the Company in the Merger Agreement, to the extent that you or Parent have a right not to consummate the transactions contemplated by the Merger Agreement or to terminate your or its obligations under the Merger Agreement as a result of a breach of such representations and warranties, and (B) the Specified Representations (as hereinafter defined), and (ii) the terms of the Facility shall contain no condition precedent to the funding of the Facility on the Closing Date other than those set forth in this Commitment Letter or in Annex B to the Term Sheet, the satisfaction of which shall obligate the Lenders to provide the Facility on the terms set forth in this Commitment Letter and the Term Sheet (it being understood that, to the extent the security interest in any collateral is not perfected on the Closing Date after your use of commercially reasonable efforts to do so (other than any collateral the security interest in which may be perfected by (x) the filing of Uniform Commercial Code financing statements, (y) the filing of intellectual property security agreements for intellectual property that is registered as of the Closing Date, or (z) the delivery of stock certificates), the perfection of such security interest shall not constitute a condition precedent to the availability of the Facility on the Closing Date but shall be required to be provided after the Closing Date pursuant to arrangements to be mutually agreed upon). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Loan Documents relating to organization, existence, power and authority, due authorization, execution, delivery, enforceability and non-contravention of the Loan Documents with the Loan Parties’ governing documents, applicable law, or any order, judgment, or decree of any court or other governmental authority binding on any Loan Party or its subsidiaries, receipt of governmental approvals in connection with the Facility, use of proceeds, solvency, debt, liens, Federal Reserve Bank margin regulations, the Investment Company Act and, subject to parenthetical in clause (ii) above, the perfection of the security interests granted in the collateral as of the Closing Date.

Confidentiality

(a) You agree that this Commitment Letter (including the Term Sheet) is for your confidential use only and that neither its existence, nor the terms hereof, will be disclosed by you to any person other than your officers, directors, employees, accountants, attorneys, and other advisors, and then only on a “need-to-know” basis in connection with the Transaction contemplated hereby and on a confidential basis. This Commitment Letter is provided solely for the benefit of the parties signatory hereto, and no other person shall acquire or have any right

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under or by virtue of this Commitment Letter. The foregoing notwithstanding, you may (i) provide a copy hereof (including the Term Sheet, but not including Annex A-I or Annex A-II) to Company so long as it agrees not to disclose this Commitment Letter other than to its officers, directors, employees, accountants, attorneys, and other advisors, and then only on a “need-to-know” basis in connection with the Transaction contemplated hereby and on a confidential basis, (ii) provide a copy hereof (including the Term Sheet) to Elliott Associates L.P. and Elliott Management Corporation and their respective affiliates that are investment firms so long as they agree not to disclose this Commitment Letter other than to their respective officers, directors, employees, accountants, attorneys, and other advisors, and then only on a “need-to-know” basis in connection with the Transaction contemplated hereby and on a confidential basis, (iii) provide a copy hereof (including the Term Sheet) to your officers, directors, employees, accountants, attorneys, and other advisors, and then only on a “need-to-know” basis in connection with the Transaction contemplated hereby and on a confidential basis, and (iv) after your acceptance hereof in accordance with the terms hereof, file or make such other public disclosures of the terms and conditions hereof (including the Term Sheet, but not including Annex A-I or Annex A-II) (A) as you are required by law, in the opinion of your counsel, to make, (B) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (C) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, provided that prior to any disclosure under this clause (C), the disclosing party agrees to provide BSPI with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to BSPI pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation, (D) as may be agreed to in advance by BSPI, (E) as requested or required by any governmental authority pursuant to any subpoena or other legal process, provided that prior to any disclosure under this clause (E) the disclosing party agrees to provide BSPI with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to BSPI pursuant to the terms of the subpoena or other legal process, (F) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Sponsor), and (G) in connection with any litigation or other adverse proceeding involving parties to this Commitment Letter; provided that prior to any disclosure to a party other than BSPI, their respective affiliates and their respective counsel under this clause (G) with respect to litigation involving a party other than BSPI, and their respective affiliates, the disclosing party agrees to provide BSPI with prior notice thereof.

(b) Each of the Lenders agrees that material, non-public information regarding Company and its subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by such Lender in a confidential manner, and shall not be disclosed by such Lender to persons who are not parties to this Commitment Letter, except: (i) to attorneys and other advisors, accountants, auditors, and consultants to BSPI on a “need to know” basis in connection with Transaction contemplated hereby and on a confidential basis, (ii) to subsidiaries and affiliates of BSPI and their respective attorneys and other advisors, accountants, auditors, and consultants to BSPI on a “need to know” basis in connection with Transaction contemplated hereby and on a confidential basis attorneys, advisors, provided that any such subsidiary or

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affiliate shall have agreed to receive such information hereunder subject to the terms of this clause (b), (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information (other than with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, provided that prior to any disclosure under this clause (iv), the disclosing party agrees to provide Sponsor with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Sponsor pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance by Sponsor, (vi) as requested or required by any governmental authority pursuant to any subpoena or other legal process, provided that prior to any disclosure under this clause (vi) the disclosing party agrees to provide Sponsor with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Sponsor pursuant to the terms of the subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by a Lender), (viii) in connection with any proposed assignment or participation of BSPI’s interest in the Facility, provided that any such proposed assignee or participant shall have agreed in writing to receive such information subject to the terms of this clause (b), and (ix) in connection with any litigation or other adverse proceeding involving parties to this Commitment Letter; provided that prior to any disclosure to a party other than Sponsor, Company, the Lenders (as defined in the Term Sheet), their respective affiliates and their respective counsel under this clause (ix) with respect to litigation involving a party other than Sponsor, Company, the Lenders, and their respective affiliates, the disclosing party agrees to provide Sponsor with prior notice thereof.

Anything to the contrary in this Commitment Letter notwithstanding, Sponsor agrees that BSPI shall have the right to provide information concerning the aggregate amount of the Facility and the names of Sponsor and Borrower to loan reporting services.

Exclusivity and Certain Fees

The parties agree that the exclusivity, Lender Break-Up Fee (as defined in Annex A-II), and Termination Fee (as defined in Annex A-II) provisions shall be as set forth on Annex A-II.

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October 1, 2009

Access; Due Diligence; Interim Financial Statements

The Sponsor shall allow BSPI and its respective representatives all reasonably requested access to it employees, officers, consultants, advisors and other relevant third parties involved in the Transaction in support of the Sponsor, as well as information and records regarding the Company that the Sponsor is privy to regarding the Company’s facilities, assets, personnel, historical financial and operating results and business prospects for the purpose of completing all due diligence investigations deemed by BSPI as necessary or advisable.

Furthermore, the Sponsor will use its good faith and commercially reasonable efforts to allow BSPI and its respective representatives all reasonably requested access to the Company and its executive officers as well as any information regarding the Company that has not been previously provided to the Sponsor but which can be made reasonably available by the Company.

Following the acceptance of this Commitment Letter and until the earlier of (a) November 7, 2009 or (b) the closing, the Sponsor will furnish to BSPI as soon as reasonably possible, financial statements for the Company for the months ending July 31, 2009 and August 31, 2009 and an estimate prepared in consultation with management for the month ending September 30, 2009 (provided that actual financial statements for such month shall be furnished as soon as reasonably possible pursuant to any such commitment), each prepared in accordance with GAAP consistent with past practice, as well as a bridge of adjustments from GAAP Operating Income to Adjusted EBITDA (as each such term is defined in the D&T Report (as defined below)), if any, that are prepared by the Sponsor or the Company on a basis that is reasonably consistent with materials previously provided to BSPI pursuant to the quality of earnings report prepared by Deloitte & Touche LLP dated May 17, 2009 (the “D&T Report”).

Information

In issuing this Commitment Letter, each Lender is relying on the accuracy of the information furnished to it by or on behalf of Sponsor and Company and their affiliates, without independent verification thereof. Sponsor acknowledges that it is a further condition precedent to the funding of the Facility that, to the best of Sponsor’s knowledge after diligent inquiry, (a) all written information (other than forward looking information and Projections) concerning Company and its subsidiaries (the “Information”) that has been, or is hereafter, made available by or on behalf of Sponsor or Company is, or when delivered shall be, when considered as a whole, complete and correct in all material respects and does not, or shall not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in any material respect in light of the circumstances under which such statements have been made, and (b) all Projections that have or are hereafter made available by or on behalf of Sponsor or Company are, or when delivered shall be, prepared in good faith on the basis of information and assumptions that are believed by Sponsor or Company to be reasonable at the time such Projections were prepared; it being recognized by BSPI that projections of future events are not to be viewed as facts and actual results may vary significantly from projected results. You agree that if at any time prior to the Closing Date any

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of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct in all material respects under those circumstances.

Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities

You acknowledge that BSPI or one or more of its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you, on the one hand, and BSPI, on the other hand, is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether BSPI or one or more of its affiliates has advised or is advising you on other matters, (b) BSPI, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of BSPI, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that BSPI or one or more of its affiliates is engaged in a broad range of transactions that may involve interests that differ from your interests and that BSPI does not have any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against BSPI for breach of fiduciary duty or alleged breach of fiduciary duty and agree that BSPI shall not have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors. For the avoidance of doubt, the provisions of this paragraph apply only to the transactions contemplated by this Commitment Letter and the relationships and duties created in connection with the transactions contemplated by this Commitment Letter.

You further acknowledge that one or more of the Lenders’ affiliates are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, the Lenders or one or more of the Lenders’ affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their respective own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, and Company and other companies with which you or Company may have commercial or other relationships. With respect to any debt or other securities and/or financial instruments so held by any Lender or one or more of its affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

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Please note that BSPI and its affiliates do not provide tax, accounting or legal advice.

Governing Law, Etc.

This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York without regard to conflict of law principles that would result in application of any law other than the law of the State of New York. Each of the parties hereto consents to the exclusive jurisdiction and venue of the federal and/or state courts located in New York, New York.

Each party hereto (i) waives, to the fullest extent that it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Transaction or the performance of services hereunder in any such New York State or Federal court and (ii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action, suit, proceeding or claim in any such court.

This Commitment Letter (together with the exhibits and annexes hereto and the Term Sheet) sets forth the entire agreement between the parties with respect to the matters addressed herein, supersedes all prior communications, written or oral, with respect hereto, and may not be amended, supplemented, or modified except in a writing signed by the parties hereto.

This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier or other electronic transmission shall be equally effective as delivery of a manually executed counterpart of this Commitment Letter.

In the event that this Commitment Letter is terminated or expires, the Expenses and Indemnification, Fees, Confidentiality, Exclusivity and Certain Fees (including Annex A-II), Governing Law, and Waiver of Jury Trial provisions hereof shall survive such termination or expiration. Anything contained herein to the contrary notwithstanding, the obligations of Sponsor under this Commitment Letter shall terminate at the time of the execution and delivery of the Loan Documents relative to the Facility.

This Commitment Letter may not be assigned by you without the prior written consent of BSPI (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person (including equity holders, employees or creditors of Newco) other than the parties hereto (and any Indemnified Person). BSPI may assign its commitments and agreements hereunder, in whole or in part, to any other Lender and upon such assignment, BSPI will be released from that portion of its commitments and agreements

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hereunder that has been assigned. This Commitment Letter (including the Term Sheet) may not be amended or any term or provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto.

Waiver of Jury Trial

To the maximum extent permitted by applicable law, each party hereto irrevocably waives any and all rights to a trial by jury in any action or proceeding (whether based on contract, tort, or otherwise) arising out of or relating to this Commitment Letter or the Transaction contemplated hereby or the actions of BSPI or any of its affiliates in the negotiation, performance, or enforcement of this Commitment Letter.

Patriot Act

BSPI hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), BSPI may be required to obtain, verify and record information that identifies the Loan Parties (as defined in the Term Sheet), which information includes the name, address, tax identification number and other information regarding the Loan Parties that will allow BSPI to identify the Loan Parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act.

* * * * *

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October 1, 2009

This Commitment Letter shall expire, unless otherwise agreed to in writing by BSPI, at 12:00 p.m. (Eastern time) on October 2, 2009, unless prior thereto BSPI has received a copy of this Commitment Letter signed by Sponsor. In the event the Loan Documents for the Facility are not executed and delivered by the parties thereto on or prior to November 7, 2009 or the Acquisition is not consummated on or prior to November 7, 2009, then the Lenders’ commitment to provide the Facility shall automatically expire on such date. If you elect to deliver your signed counterpart of this Commitment Letter by telecopier or other electronic transmission, please arrange for the executed original to follow by next-day courier. The “Closing Date” shall mean the date of the initial funding under the Facility.

Our commitments hereunder will terminate upon the first to occur of (i) immediately following consummation of the Acquisition upon funding of the Facility, (ii) the abandonment or termination of the definitive documentation for the Acquisition, including the Merger Agreement, (iii) a material breach by you, or a failure of a condition, under this Commitment Letter and (iv) November 7, 2009, unless the closing of the Facility has been consummated on or before such date on the terms and subject to the conditions set forth herein.

Very truly yours,

BARCLAYS STRUCTURED PRINCIPAL INVESTING FUND L.P.

By:	Barclays Structured Principal Investing GP, as its general partner

By:	/s/ SEAN FLYNN
Name:	Sean Flynn
Title:	Director

[Signature Page to Commitment Letter]

ACCEPTED AND AGREED TO
this 2nd day of October, 2009

SYMPHONY TECHNOLOGY GROUP

By:	/s/ BRAD MACMILLIN
Name:	Brad MacMillin
Title:	CFO

[Signature Page to Commitment Letter]

ANNEX A

[Redacted.]

EXHIBIT A

Indemnification Provisions

Capitalized terms used herein shall have the meanings set forth in the commitment letter, dated October 1, 2009 (the “Commitment Letter”) addressed to Symphony Technology Group (the “Indemnifying Party”) from Barclays Structured Principal Investing Fund L.P. (together with its affiliates, “BSPI”).

To the fullest extent permitted by applicable law, Indemnifying Party agrees that it will indemnify, defend, and hold harmless each of the Indemnified Persons from and against (i) any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, (ii) any and all actions, suits, proceedings and investigations in respect thereof, and (iii) any and all legal or other costs, expenses or disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, proceeding or investigation (whether or not in connection with litigation in which any of the Indemnified Persons is a party) and including, without limitation, any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, resulting from any negligent act or omission of any of the Indemnified Persons), directly or indirectly, that may be brought by the Indemnifying Party, Newco, the Company, the Guarantors (as defined in the Term Sheet), any of their respective affiliates or any other person or entity and caused by, relating to, based upon, arising out of or in connection with (a) the Transaction, (b) the Commitment Letter or the Facility or any use or intended use of the proceeds of the Facility, or (c) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions in, information furnished by Indemnifying Party or Company, or any of their subsidiaries or affiliates, or any other person in connection with the Transaction or the Commitment Letter, provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Persons.

These Indemnification Provisions shall be in addition to any liability which any Indemnifying Party may have to the Indemnified Persons and will be binding upon and inure to the benefit of any successors or assigns of the Indemnifying Party and the Indemnified Persons.

Neither we nor any other Indemnified Person will be responsible or liable to you or any other person or entity for any indirect, special, punitive or consequential damages which may be alleged as a result of this Commitment Letter, the Term Sheet or the Transaction.

If any action, suit, proceeding or investigation is commenced, as to which any of the Indemnified Persons proposes to demand indemnification, it shall notify the Indemnifying Parties with reasonable promptness, provided, however, that any failure by any of the Indemnified Persons to so notify any Indemnifying Party shall not relieve any Indemnifying Party from its obligations hereunder. BSPI, on behalf of BSPI and its Indemnified Persons, shall have the right to retain

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counsel of its choice to represent BSPI and its Indemnified Persons. Each Indemnifying Party shall pay the fees, expenses and disbursements of such counsel, and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Indemnifying Party and any counsel designated by the Indemnifying Parties. Each Indemnifying Party shall be liable for any settlement of any claim against any of the Indemnified Persons made with its written consent as to the amount of settlement, which consent shall not be unreasonably withheld. Without the prior written consent of BSPI, none of BSPI’s Indemnifying Parties shall settle or compromise any claim, permit a default or consent to the entry of any judgment in respect thereof.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but is found by a judgment of a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provided for indemnification in such case, then each Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the Indemnified Persons may be subject in accordance with the relative benefits received by each Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, and also the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Persons collectively and in the aggregate, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any other person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, none of the Indemnified Persons shall be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by such Indemnified Person pursuant to the Commitment Letter.

Neither expiration or termination of either or both of the Lenders’ commitments under the Commitment Letter nor funding or repayment of the loans under the Facilities shall affect these Indemnification Provisions which shall remain operative and in full force and effect.

All obligations and liabilities of the Indemnifying Parties under these Indemnification Provisions shall be in all respects joint and several.

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TERM SHEET

This Term Sheet is part of the commitment letter, dated October 1, 2009 (the “Commitment Letter”), addressed to Symphony Technology Group (“Sponsor”) by Barclays Structured Principal Investing Fund L.P. (collectively, with its affiliates, “BSPI”) and is subject to the terms and conditions of the Commitment Letter. Capitalized terms used herein and the accompanying Annexes shall have the meanings set forth in the Commitment Letter unless otherwise defined herein or therein.

Borrower:	MSC.Software Corporation (the “Company”) and each of its domestic subsidiaries (together with the Company, individually and collectively, jointly and severally, the “Borrower”).

Guarantors:	The direct parent company of the Company (the “Parent”) and all of Parent’s present and future direct and indirect subsidiaries (other than Borrower); provided, that, subject to the section hereof entitled “Collateral” and in particular the provision therein regarding intellectual property, subsidiaries that are controlled foreign corporations (each a “CFC”) will not be required to be Guarantors if to do so could reasonably be expected to (i) result in adverse tax consequences to Parent and its subsidiaries, (ii) result in costs to Parent and its subsidiaries that are disproportionately large in relation to the benefit to Lenders, as determined by the Agent in its reasonable discretion, or (iii) be prevented or significantly impaired by foreign laws or regulations (such Guarantors, together with Borrower, each a “Loan Party” and collectively, the “Loan Parties”).

Lenders and Agent:	BSPI and such other lenders designated by Agent (the “Lenders”). Barclays Structured Principal Investing LLC shall act as the sole agent for the Lenders (in such capacity, the “Agent”).

Facility:	Term Loan and Warrants (as provided below) (collectively, the “Facility”).

Term Loan:

A second lien term loan (the “Term Loan”) to the Borrower in the amount equal to $50,000,000 (subject to the terms of Annex A-I hereto).

Any amounts outstanding under the Term Loan shall be due and payable in full on the Maturity Date.

Warrants:	Detachable warrants equal to 1.5% of fully-diluted equity interests of the Parent, at a strike price equal to fair market value on the closing date (such fair market value as evidenced by the price per share paid by the Sponsor and Elliot on the closing date) (the “Warrants”, and collectively with the Term Loan, the “Facility”). The Warrants may be exercised at any time prior to the date that is ten years from the closing date. The terms and structure of the Warrants, including the put rights, to be mutually acceptable. The Warrants shall include customary minority equity holder rights including, but not limited to, the following: tag-along registration rights, weighted average anti-dilution protection, preemptive rights, co-sale rights, information and board observer rights, restrictions on affiliate transactions and changes to organizational and equity holder documents that would disproportionally adversely affect Investor or its rights and obligations.

Intercreditor:	Intercreditor Agreement with the Senior Lenders to be on terms and conditions mutually acceptable (the “Intercreditor Agreement”).

Optional Prepayment:	Subject to the terms of the Intercreditor Agreement, the Term Loan may be prepaid, upon 7 business days prior written notice, in Borrower’s sole discretion so long as (including after an Event of Default) Borrower pays to Agent (for the benefit of Lenders) the applicable prepayment premium set forth on Annex A-I hereto.

Mandatory Prepayments:	At the option of the Agent the Term Loan shall be required to be prepaid as follows, (in each case, (a) less any such amounts used to prepay and permanently reduce the Senior Debt while the Senior Debt is outstanding and required under the Senior Debt documents at closing and (b) subject to certain minimum thresholds, baskets, exceptions, and reinvestment rights that are consistent with those set forth in the Senior Debt documentation and subject to, in certain circumstances to be agreed, a cushion to the minimum thresholds, baskets, exceptions, and reinvestment rights set forth in the Senior Debt documentation, and (c) otherwise on terms and conditions that are consistent with the mandatory prepayment provisions of the Senior Debt documentation) (for purposes hereof “Senior Debt” shall be defined as the $50,000,000 term loan and

$15,000,000 revolver commitment provided by Wells Fargo Foothill, LLC, CapitalSource Bank and certain other lenders party thereto (the “Senior Lenders”), the terms and conditions of which (including but not limited to terms and conditions relating to the interest rate, fees, maturity, subordination, covenants, events of default and remedies) shall be reasonably satisfactory to the Agent):

(a) commencing with the fiscal year ending December 31, 2010, in an amount equal to the result of (i) 50% of the consolidated excess cash flow of Parent and its Subsidiaries for each fiscal year, minus (ii) the aggregate amount of all voluntary prepayments of (x) the Senior Debt (to the extent there is a corresponding permanent reduction thereof) and (y) the Term Loan during such fiscal year; provided, that the foregoing percentage shall be reduced to 25% with respect to any fiscal year of the Company (other than the fiscal year of the Company ending December 31, 2010) in which the Company’s senior leverage ratio for such fiscal year is less than 1.00:1.00. (The definition of “excess cash flow” will be defined in a manner mutually reasonably acceptable to the Company and the Agent, but it will be based on EBITDA (the definition of which shall be mutually reasonably acceptable to the Company and the Agent) and changes in Working Capital (the definition of which shall be mutually reasonably acceptable to the Company and the Agent) minus cash interest expense, principal payments and loan servicing fees, restructuring costs in an amount not to exceed $18,000,000 and only if incurred during the period from the closing date through December 31, 2010, taxes, net capital expenditures, and management fees (as and to the extent permitted)). (The definition of “senior leverage ratio” shall be defined in a manner mutually and reasonably acceptable to the Company and the Agent and consistent with the definition used in the Senior Debt, but it will be based on the result of (x) funded senior indebtedness (which will not include the obligations in respect of the Facility), which shall be measured as of the date of determination, to (y) EBITDA for the relevant fiscal year);

(b) in an amount equal to 100% of the net cash proceeds of asset dispositions (except for dispositions resulting from casualty losses or condemnations and subject to exceptions to the extent mutually agreed upon), provided, however, that such proceeds may be reinvested within a 180 day period (or within a 270 day period if Borrower has entered into a binding contract for reinvestment within 180 days), subject to customary reinvestment provisions;

(c) in an amount equal to 100% of the net cash proceeds of any debt issued by Parent or its subsidiaries (other than permitted debt);

(d) in an amount equal to 50% of the net cash proceeds of any equity issuance by Parent or its subsidiaries (other than equity issuances (the “Subject Stock”) by Parent (i) to Sponsor or Elliott or any of their respective affiliate funds, (ii) to management and other employees pursuant to employee stock or option plans approved by the board of directors of Parent, (iii) to the extent the proceeds are used to finance permitted acquisitions and capital expenditures, and (iv) to any other person that is a shareholder of Parent prior to such issuance of Stock (the “Subject Holder”) so long as the Subject Holder did not acquire any Stock of Parent so as to become a Subject Holder concurrently with, or in contemplation of, the issuance of the Subject Stock to such Subject Holder and so long as no change of control results therefrom); and

(e) in an amount equal to (i) 50% of the net cash proceeds of tax refunds, and (ii) 100% of the net cash proceeds of insurance and casualty receipts (subject to exceptions for (A) customary reinvestment rights in assets used or useful in the business of the Borrower and its subsidiaries, and (B) such other exceptions and reinvestment rights to be mutually agreed upon) and other proceeds from extraordinary events (subject to exceptions for payments of indemnification claims and for proceeds of business interruption insurance)

received by the Parent or its subsidiaries; provided, however, that such proceeds may be reinvested within a 180 day period (or within a 270 day period if Borrower has entered into a binding contract for reinvestment within 180 days), subject to customary reinvestment provisions.

Any mandatory prepayment pursuant to clause (b), (c), or (d) above shall be accompanied by the applicable prepayment premium set forth on Annex A-I hereto.

Use of Proceeds:	To (i) fund certain fees and expenses associated with the Facility and the Transaction, and (ii) finance the ongoing general corporate needs of Borrower. In addition, a portion of the proceeds will be used to finance a portion of the consideration payable in connection with the consummation of the Acquisition.

Interest Rates and Fees:	As set forth on Annex A-I and Annex A-II.

Term:	Six months following the maturity date of the Senior Debt and, in any event, not to exceed 5.0 years from the closing date (“Maturity Date”).

Collateral:	A second priority perfected security interest (a) in substantially all of the Loan Parties’ now owned or hereafter acquired property and assets (other than leasehold interests in real property) and all proceeds and products thereof, subject to permitted liens (to be mutually agreeable to the Agent and Company), including, notwithstanding anything in the Commitment Letter or this Term Sheet to the contrary and without limitation and without regard to whether the owner thereof is a Loan Party, substantially all of the intellectual property that is material to the business of Parent and/or its subsidiaries, and (b) in 100% of the capital stock of (or other ownership interests in) each Loan Party (other than Parent) and all proceeds and products thereof; provided that only 65% of the stock of (or other ownership interests in) CFCs will be required to be pledged if the pledge of a greater percentage could reasonably be expected to (i) result in adverse tax consequences to Parent and its subsidiaries, (ii) result in costs to Parent and its subsidiaries that are disproportionately large in relation to the benefit to Lenders, as determined by the Agent in its reasonable discretion, or (iii) be prevented or significantly impaired by foreign laws or regulations.

Representations and Warranties:	The credit agreement governing the Facility will be limited to the following representations and warranties (provided additional representations and warranties may be required at the reasonable judgment of the Agent as a result of Agent’s legal and business due diligence) with respect to the Loan Parties and their subsidiaries as are usual and customary for financings of this type (certain of which will be subject to materiality thresholds, baskets and customary exceptions and qualifications to be mutually agreed upon, and which will provide, in certain circumstances to be agreed, a cushion to the baskets governing the Senior Debt): due organization and qualification; subsidiaries; due authorization; no conflict; governmental consents; binding obligations; perfected liens; title to assets; no encumbrances; jurisdiction of organization; location of chief executive office; organizational identification number; commercial tort claims; litigation; compliance with laws; no material adverse change; fraudulent transfer; employee benefits; environmental condition; intellectual property; leases; deposit accounts and securities accounts; complete disclosure; material contracts; Patriot Act and OFAC; indebtedness; payment of taxes; margin stock; governmental regulation; Parent as holding company; government receivables (assignment of claims), and acquisition documents.

Affirmative Covenants:	The credit agreement governing the Facility will be limited to the following affirmative covenants (certain of which will be subject to materiality thresholds, baskets and customary exceptions and qualifications to be mutually agreed upon, and which will provide, in certain circumstances to be agreed, a cushion to the baskets governing the Senior Debt) applicable to the Loan Parties and their subsidiaries as are usual and customary for financings of this type (provided additional affirmative covenants may be required at the reasonable judgment of the Agent as a result of Agent’s legal and business due diligence) financial statements (including monthly and quarterly financial statements, annual audited financial statements, and projections), reports, and certificates; collateral reporting; existence;

maintenance of properties; taxes; insurance; inspection (by Agent or its representatives or agents); compliance with laws; environmental; disclosure updates; formation of subsidiaries; further assurances; lender meetings; material contracts; registration of intellectual property; protection of intellectual property; preservation and maintenance of intellectual property; source code escrow (on a post close basis); employee benefits; government receivables (assignment of claims); the filing or registration of any documents as required to perfect the Agent’s security interest in the Collateral.

Negative Covenants:	The credit agreement governing the Facility will be limited to the following negative covenants (certain of which will be subject to materiality thresholds, baskets and customary exceptions and qualifications to be mutually agreed upon, and which will provide, in certain circumstances to be agreed, a cushion to the baskets governing the Senior Debt) applicable to the Loan Parties and their subsidiaries as are usual and customary for financings of this type provided additional negative covenants may be required at the reasonable judgment of the Agent as a result of Agent’s legal and business due diligence) indebtedness; liens; fundamental changes (including organizational changes); disposal of assets; change of name; nature of business; prepayments and amendments; change of control; distributions (other than annual distributions of management fees to Sponsor and Elliott in an aggregate amount not to exceed $1,000,000 so long as (a) no event of default has occurred and is continuing, (b) excess availability plus qualified cash is at least an amount to be mutually agreed upon after taking into account all such payments to be made on any date, provided that such amount shall be at an agreed upon cushion to any such limitation contained in the Senior Debt, and (c) the payment of such management fees is subordinated to the obligations under the Facility pursuant to a subordination agreement, which shall be in form and substance reasonably satisfactory to the Agent); accounting methods; investments (other than permitted acquisitions); transactions with affiliates; use of proceeds; Parent as holding company; limitations on cash in foreign jurisdictions acceptable to the Agent; restrictions on transferring cash from domestic to foreign Loan Parties and their subsidiaries; anti-layering provisions; and no acquisition of Senior Debt by Borrower, Sponsor, Elliot, nor their affiliates.

Financial Covenants:	Parent, on a consolidated basis, shall be required to maintain a minimum fixed charge coverage ratio, a maximum senior leverage ratio, a maximum total leverage ratio, and a minimum level of recurring maintenance revenue, and will be subject to a limitation on annual capital expenditures. The financial covenants will be set at levels which include cushions of 10 - 15% off of the covenants governing the Senior Debt at closing.

Events of Default:	The credit agreement governing the Facility will include such events of default (certain of which will be subject to materiality thresholds, exceptions and grace periods to be mutually agreed upon and which will provide, in certain circumstances to be agreed, a cushion to the baskets governing the Senior Debt) applicable to the Loan Parties and their subsidiaries as are usual and customary for the Agent’s financings of this type, including: non-payment of obligations (other than the Senior Debt except as provided below); non-performance of covenants and obligations; material judgments; bankruptcy or insolvency; any restrainment against the conduct of all or a material portion of business affairs; payment default (following the passage of a cure period to be agreed upon beyond what is provided in the Senior Debt documents without waiver or cure of such payment default) with respect to required principal or interest payments under the Senior Debt, or acceleration of the Senior Debt; default on other material debt (including hedging agreements but not including the Senior Debt except as provided above); breach of any representation or warranty; limitation or termination of any guarantee with respect to the Facility; impairment of security; employee benefits; and actual or asserted invalidity or unenforceability of any Facility documentation or liens securing obligations under the Facility documentation.

Conditions Precedent to Closing:	Customary for the Lenders’ loans of this type and those additional deemed appropriate by the Lenders for this transaction, including those conditions set forth on Annex B.

Assignments; Right of First Offer:	Each Lender shall be permitted to assign its rights and obligations under the Facility Documents and sell participations in such rights and obligations, or any part thereof in each case, to any person or entity with the consent of Agent (such consent not to be unreasonably withheld, delayed, or conditioned). The Company has a “right of first offer” on the assignment of any Lenders’ rights and obligations under the Facility Documents to any non-BSPI entity, except during an event of default, with the “right of first offer” providing that if a Lender proposes to sell all or a portion of such rights and obligations at a certain price to a non-BSPI entity, it shall first offer such rights and obligations (or portion thereof) to the Company and if the Company does not purchase such rights and obligations (or portion thereof) within three (3) Business Days, such Lender then can sell such rights and obligations (or such portion thereof) to anyone else at that price or a higher price. Notwithstanding the foregoing, if the Company or any of its affiliates purchases any Lenders’ rights and obligations under the Facility, it will not retain any voting rights under the Facility unless it purchases the Facility in cash, in full; provided that if it does purchase the Facility in cash in full it shall enter into a replacement intercreditor agreement acceptable to the Senior Lenders.

Funding Protection, Taxes, Indemnity and Expenses:	The Facility will provide customary and appropriate provisions relating to funding protection, taxes, indemnity and expenses and related matters in a form acceptable to the Agent.

Governing Law and Forum:	State of New York

Counsel to Agent:	Proskauer Rose LLP

Annex B

The availability of the Facility is subject to the satisfaction of each of the following conditions precedent:

(a) Completion of the following: an assignment agreement, in form and substance satisfactory to Agent, in which each subsidiary of the Company that owns any intellectual property relating to any software products of the Company assigns all of its right, title, and interest in all intellectual property relating to any software products of the Subsidiary to the Company (b) Satisfactory negotiation, execution and delivery of Facility Documents customary for transactions of this type duly executed by the Loan Parties (or applicable third parties as the case may be) including a credit agreement, security agreements, control agreements, landlord waivers for headquarters location only; provided, however, that the Loan Parties shall only be required to use their best efforts (other than any requirement under law that a fee must be paid to meet the “best efforts” standard) to deliver such landlord waivers, mortgages, pledge agreements, intercreditor agreements and subordination agreements, and complete schedules to each of the foregoing documents, and receipt of other documentation customary for transactions of this type including legal opinions, officers’ certificates, instruments necessary to perfect Agent’s second-priority security interest in the Collateral, and certificates of insurance policies and/or endorsements naming Agent as additional insured or loss payee, as the case may be, all in form and substance reasonably satisfactory to Agent; and no default or event of default under such Facility Documents shall have occurred or be continuing or would result therefrom;

(b) Receipt of evidence of corporate authority and certificates of status (including certified copies of the’ governing documents and material agreements) with respect to each Loan Party issued by the jurisdictions of organization of each Loan Party, all in form and substance reasonably satisfactory to Agent;

(c) Completion of (i) confirmatory Patriot Act searches, OFAC/PEP searches, and customary individual background checks for (A) the Loan Parties’ senior management and key principals and (B) majority controlling Sponsor, in each case, the results which are satisfactory to Agent and (ii) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for individuals that become a member of the senior management or a key principal after the date that the initial searches and background checks were performed, the results of which are satisfactory to the Agent;

(d) The Loan Parties shall have not less than $34,000,000 of total liquidity at closing calculated as the total of (i) the amount of the Revolver (as defined in, and pursuant to, the loan documents governing the Senior Debt) which is unfunded at close; provided that such unfunded amount shall be not less than $7,500,000 plus (ii) cash of the Loan Parties at closing, after giving effect to the initial use of proceeds (including the payment of all fees and expenses); provided that such cash shall be in an amount not less than $26,500,000 (of which $10,000,000 must be cash maintained in deposit accounts of the Company located in the United States);

(e) Receipt of evidence satisfactory to Agent that the Loan Parties have EBITDA of at least $34,000,000 for the 12 month period ending on June 30, 2009;

(f) The following transactions shall have occurred prior to or concurrently with the initial extension of credit under the Facility:

(i) Evidence of a cash equity investment of an amount sufficient for Newco to pay the purchase price for the Acquisition, after giving effect to the aggregate amount of (x) the Facility plus (y) the Senior Debt plus (z) the amount of the Company’s cash that will be used to pay the purchase price, and the amount of such cash equity investment shall, in any event, be at least $186,000,000 (assuming a price per share of the Company’s common stock of at least $8.40) by parties reasonably satisfactory to the Agent and on terms reasonably satisfactory to the Agent, of which $106,000,000 (assuming a price per share of the Company’s common stock of at least $8.40) must be contributed in cash by Sponsor on terms reasonably satisfactory to the Agent;

(ii) The Acquisition shall be consummated in accordance with all applicable requirements of law and shall have been approved by the Company’s board of directors and (if necessary) shareholders;

(iii) The definitive agreement relative to the Acquisition shall be substantially in the form of the Merger Agreement and all other all documentation associated with the Acquisition collectively, the “Acquisition Documentation”) shall be in form and substance reasonably satisfactory to the Agent or subject to subsequent amendments or modifications approved by or consented to by the Agent in its reasonable discretion;

(iv) The Acquisition shall be completed on the closing date in accordance with the terms and conditions of the Acquisition Documentation and no such terms or conditions (other than any immaterial terms or conditions) shall have been waived other than with the consent of the Agent; and Agent shall have received a certificate of Borrower executed by an authorized officer of Borrower certifying on behalf of Borrower as to the solvency of Borrower on a consolidated basis after giving effect to the Acquisition;

(v) (A) Evidence of receipt by Borrower of the proceeds of the Senior Debt (consisting of the $50,000,000 cash proceeds of the term loan plus the funded and unfunded amounts of the $15,000,000 revolver commitment as provided in clause (d) of this Annex B above), the terms and conditions of which (including but not limited to terms and conditions relating to the interest rate, fees, maturity, subordination, covenants, events of default and remedies) shall be reasonably satisfactory to the Agent and (B) delivery of the Intercreditor Agreement duly executed by the Senior Lenders (or the agent under such facility) with respect to the Senior Debt, which shall be in form and substance satisfactory to the Agent;

(g) Receipt of all governmental and third party approvals (including shareholder approvals, Hart-Scott-Rodino clearance and other consents) necessary or, in the reasonable opinion of the Agent, advisable in connection with the Transaction, which shall all be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Transaction.

(h) Completion of (i) UCC, tax, judgment and intellectual property searches against each of the Loan Parties, the results of which are satisfactory to the Agent (provided if Agent fails to notify the Sponsor in writing on or before October 5, 2009 at 5:00 p.m. (PST) that it is satisfied with such searches, the Lenders shall no longer be entitled to Lender Exclusivity, the Lender Break-Up Fee and the BSPI Termination Fee (as each is defined in Annex A-II)) and (ii) any related payoff letters and termination statements and releases in connection with the foregoing;

(i) Completion of Agent’s business and legal due diligence, the results of which are satisfactory to Agent (provided if Agent fails to notify the Sponsor in writing on or before October 5, 2009 at 5:00 p.m. (PST) that it is satisfied with its business and legal due diligence, the Lenders shall no longer be entitled to Lender Exclusivity, the Lender Break-Up Fee and the BSPI Termination Fee (as each is defined in Annex A-II)); and

(j) Payment of Agent’s and Lenders’ fees and expenses (including legal fees and expenses).